Exhibit 10.1

Purchase and Sale Agreement

PURCHASE AND SALE AGREEMENT

by and between

OMNI NATIONAL BANK,

a national banking association

and

AMALGAMATED BANK OF CHICAGO,

an Illinois banking corporation.

Property Location: 55 West Van Buren/400 S. Dearborn

Location: Chicago, Illinois

Date: April 20, 2007

PURCHASE AND SALE AGREEMENT

THIS PURCHASE AND SALE AGREEMENT (“Agreement”) is made this 20th day of April, 2007 (the “Effective Date”), by and between OMNI NATIONAL BANK, a national banking association (“Buyer”), and AMALGAMATED BANK OF CHICAGO, an Illinois corporation (“Seller”).

W I T N E S S E T H:

In consideration of the mutual covenants and agreements set forth herein the parties hereto do hereby agree as follows:

ARTICLE 1 – SALE OF PROPERTY

Seller agrees to sell, transfer and assign and Buyer agrees to purchase, accept and assume, subject to the terms and conditions stated herein, all of Seller’s right, title and interest in and to the following (herein collectively called the “Property”):

1.1	Real Property. That certain parcel of real estate located in Chicago, Illinois and legally described in Exhibit A attached hereto and incorporated herein by this reference, together with a 32,725 square foot building thereon located at 55 West Van Buren/400 S. Dearborn, Chicago, Illinois 60603, together with all improvements and fixtures located thereon and all rights, privileges and appurtenances pertaining thereto including all of Seller’s right, title and interest in and to all rights-of-way, open or proposed streets, alleys, easements, strips or gores of land adjacent thereto (herein collectively called the “Real Property”); and

1.2	Other Property Rights. Seller’s interest as landlord, if and to the extent assignable by Seller, in all licenses, permits and other written authorizations necessary for the use, operation or ownership of the Real Property and in Seller’s possession or control.

ARTICLE 2 – PURCHASE PRICE

The total purchase price to be paid by Buyer for the purchase of the Property is the sum of Five Million Dollars ($5,000,000) in immediately available funds (the “Purchase Price”). The Purchase Price shall be paid in the following manner:

2.1	Deposit Money. Upon the full and final execution of this Agreement and as a condition precedent to the effectiveness of this Agreement, Buyer shall deposit the sum of Two Hundred Thousand Dollars ($200,000.00) in immediately available funds as a deposit (the “Deposit”) with Chicago Title & Trust Company whose mailing address is 171 North Clark Street, Chicago, Illinois 60601, as escrow agent (“Escrow Agent”). The Deposit shall be non-refundable except as herein provided and shall be held and delivered by Escrow Agent in accordance with the provisions of Article 12. Any interest earned on the Deposit shall be considered a part of the Deposit. Except as expressly otherwise set forth herein, the Deposit shall be applied against the Purchase Price on the Closing Date (as defined in Section 6.1).

2.2	Cash at Closing. On the Closing Date, Buyer shall pay to Seller an amount equal to the difference between (a) the Purchase Price, and (b) the amount of the Deposit as of the Closing Date (the “Balance”), subject to the prorations and adjustments set forth in Article 5 or as otherwise provided under this Agreement, plus any other amounts required to be paid by Buyer at Closing (as defined in Section 6.1), in immediately available funds by wire transfer as more particularly set forth in Section 6.2.

ARTICLE 3 – TITLE MATTERS

3.1

Title to Real Property. Seller has furnished to Buyer a preliminary commitment for title insurance, having an effective date of January 9, 2007 (the “Preliminary Title Commitment”) from Chicago Title Insurance Company (the “Title Company”) on the current form of American Land Title Association Owner’s Policy (or equivalent policy) in the amount of the Purchase Price, showing the Real Property vested in the Seller. Title to the Real Property shall be subject only to the following “Permitted Exceptions”: (a) general real estate taxes accrued, but not yet payable at the time of closing; (b) any special taxes or assessments, if any, for improvements not yet completed; (c) installments, if any, not due at the date hereof of any special tax or assessment for improvements heretofore completed; (d) building lines and building restrictions of record, zoning and building laws and ordinances; (e) private, public and utility easements; (f) conditions, covenants and restrictions of record as to use and occupancy; (g) party wall rights and agreements, if any; (h) existing leases and tenancy; (i) any mortgage or trust deed on the Real Property granted by Buyer; (j) acts done or suffered by or judgments against Buyer, or those claiming by, through or under Buyer; and (k) such other covenants, conditions, restrictions, easements or other rights of record that Buyer accepts or is deemed to have accepted pursuant to this paragraph. It is understood and agreed that any loans obtained by Seller which are secured by mortgages or trust deeds encumbering title to the Real Property shall be paid in full at or prior to the closing and title after closing shall not be subject to such liens or encumbrances. Prior to closing, Seller shall provide Buyer an updated Title Commitment (“Updated Title Commitment”) that updates the effective date of the Preliminary Title Commitment and confirms that no additional liens, covenants, conditions, restrictions, easements or other rights of record have encumbered the Real Property since the issuance of the Preliminary Title Commitment. As a condition precedent to Buyer’s obligation to close the transactions contemplated hereby, at Closing, Seller shall deliver to Buyer or its designee, at the sole cost and expense of Seller, an owner’s title insurance policy or a “marked-up” Title Commitment, for the Real Property in the most current ALTA form issued by the Title Company (the “Owner’s Title Policy”), in the amount of the Purchase Price and showing title to the Real Property in Buyer’s name, subject only to the Permitted Exceptions, and with extended coverage over all general exceptions and contiguity endorsement. Buyer shall be entitled to request that the Title Company provide, at Buyer’s sole costs and expense, such endorsements (or amendments) to the Owner’s Title Policy as Buyer may reasonably require, provided that

(a) such endorsements (or amendments) shall be at no costs or additional liability to Seller, (b) except for the Buyer’s ability to obtain the Comprehensive (ALTA 9.2) Endorsement, Buyer’s obligations under this Agreement shall not be conditioned upon Buyer’s ability to obtain any other endorsement, and Buyer shall be obligated to proceed to close the transaction contemplated by this Agreement (the “Transaction”) without reduction of or set off against the Purchase Price, and (c) the Closing shall not be delayed as a result of Buyer’s request.

3.2	Survey. Seller has delivered to Buyer an ALTA Survey (the “Plat of Survey”) prepared by Chicago Guaranty Survey Company.

3.3	Title Defects.

(a)	Certain Exceptions to Title. Buyer shall have the right to object in writing to any title matters that are not Permitted Exceptions and that materially adversely affect Buyer’s title to the Real Property which may appear on supplemental title reports or the Updated Title Commitment issued at the request of Buyer after the Effective Date (herein collectively called the “Other Liens” within seven (7) business days after the receipt thereof by Buyer. Unless Buyer shall timely object to such Other Liens, all such Other Liens and any matters which do not materially adversely affect Buyer’s title to the Real Property which are set forth in any such supplemental reports or in the Updated Title Commitment shall be deemed to constitute additional Permitted Exceptions. Any exceptions which are timely objected to by Buyer shall be herein collectively called the “Title Objections.” Seller may elect (but shall not be obligated) to remove, or cause to be removed at its expense, any Title Objections, and shall be entitled to a reasonable adjournment of the Closing (not to exceed ninety (90) days) for the purpose of such removal, which removal will be deemed effected by the issuance of title insurance eliminating or insuring against the effect of the Title Objections. Seller shall notify Buyer in writing within five (5) business days after receipt of Buyer’s notice of the Title Objections whether Seller elects to remove the same. If Seller is unable to remove, or if Seller elects not to remove one or more Title Objections, Buyer may elect to either (a) terminate this Agreement, in which event the Deposit shall be paid to Buyer and, thereafter, the parties shall have no further rights or obligations hereunder except for obligations which expressly survive the termination of this Agreement, or (b) waive such Title Objections, in which event such Title Objections shall be deemed Permitted Exceptions and the Closing shall occur as herein provided without any reduction of or credit against the Purchase Price. If Seller elects not to remove one or more Title Objections and Buyer elects its termination rights hereunder, Seller shall reimburse Buyer for all its costs of investigations, provided however, such reimbursement amount shall not exceed in the aggregate $15,000.

(b)	Discharge of Title Objections. If on the Closing Date there are any Title Objections which Seller has elected to pay and discharge, Seller may use any portion of the Balance to satisfy the same, provided Seller shall deliver to Buyer at the Closing instruments in recordable form and sufficient to satisfy such Title Objections of record, together with the cost of recording or filing such instruments, or provided that Seller shall cause the Title Company to insure over the same, without any additional cost to Buyer, whether such insurance is made available in consideration of payment, bonding, indemnity of Seller or otherwise.

ARTICLE 4 –CONDITION OF THE PROPERTY

4.1	[Intentionally Left Blank]

4.2	Property Sold “As Is”.

(a)

BUYER ACKNOWLEDGES AND AGREES THAT (i) THE PROPERTY SHALL BE SOLD, AND BUYER SHALL ACCEPT POSSESSION OF THE PROPERTY ON THE CLOSING DATE, “AS IS, WHERE IS, WITH ALL FAULTS”, WITH NO RIGHT OF SETOFF OR REDUCTION IN THE PURCHASE PRICE; (ii) EXCEPT FOR SELLER’S REPRESENTATIONS AND WARRANTIES SET FORTH IN SECTION 8.2 AND THE LIMITED WARRANTY OF TITLE TO BE GIVEN IN THE DEED (AS DEFINED IN SECTION 6.3(a)) (HEREIN COLLECTIVELY CALLED THE “SELLER’S WARRANTIES”), NONE OF SELLER, ITS COUNSEL, JTJ WEISS LLC, STONE REAL ESTATE CORP. AND TEN REALTY (COLLECTIVELY, THE “BROKERS”), ITS SALES AGENTS, NOR ANY PARTNER, OFFICER, DIRECTOR, EMPLOYEE, AGENT OR ATTORNEY OF SELLER, ITS COUNSEL, BROKER, OR ITS SALES AGENTS, NOR ANY OTHER PARTY RELATED IN ANY WAY TO ANY OF THE FOREGOING (ALL OF WHICH PARTIES ARE HEREIN COLLECTIVELY CALL “SELLER PARTIES”) HAVE OR SHALL BE DEEMED TO HAVE MADE ANY VERBAL OR WRITTEN REPRESENTATIONS, WARRANTIES, PROMISES OR GUARANTEES (WHETHER EXPRESS, IMPLIED, OR OTHERWISE) TO BUYER WITH RESPECT TO THE PROPERTY. EXCEPT FOR THE WARRANTIES AS SET FORTH IN SECTION 8.2, BUYER IS NOT RELYING ON (AND SELLER AND EACH OF THE OTHER SELLER PARTIES DOES HEREBY DISCLAIM AND RENOUNCE) ANY REPRESENTATIONS OR WARRANTIES OF ANY KIND OR NATURE WHATSOEVER, WHETHER ORAL OR WRITTEN, EXPRESS OR IMPLIED FROM SELLER OR ANY OTHER SELLER PARTIES, AS TO: (i), USES, OR MERCHANTABILITY OR FITNESS OF ANY PORTION OF THE PROPERTY FOR A PARTICULAR PURPOSE; (2) THE PHYSICAL CONDITION OF THE PROPERTY OR ANY IMPROVEMENTS THEREON, INCLUDING, BUT NOT LIMITED TO, PLUMBING, SEWER, HEATING AND ELECTRICAL SYSTEMS, ROOFING, AIR CONDITIONING FOUNDATIONS, SOILS AND GEOLOGY, LOT SIZE OR SUITABILITY OF THE REAL PROPERTY OR ANY IMPROVEMENTS THEREON FOR A

PARTICULAR PURPOSE; (3) WHETHER THE APPLIANCES, IF ANY, PLUMBING OR UTILITIES ARE IN WORKING ORDER; (4) THE HABITABILITY OR SUITABILITY FOR OCCUPANCY OF ANY STRUCTURE AND THE QUALITY OF ITS CONSTRUCTION; (5) WHETHER THE IMPROVEMENTS ARE STRUCTURALLY SOUND, IN GOOD CONDITION, OR IN COMPLIANCE WITH APPLICABLE MUNICIPAL, COUNTY, STATE OR FEDERAL STATUTES, CODES OR ORDINANCES; (6) THE DIMENSIONS OF THE REAL PROPERTY OR THE ACCURACY OF ANY FLOOR PLANS, SQUARE FOOTAGE, LEASE ABSTRACTS, SKETCHES; (7) THE ABILITY OF PURCHASER TO OBTAIN ANY AND ALL NECESSARY GOVERNMENTAL APPROVALS OR PERMITS FOR BUYER’S INTENDED USE AND DEVELOPMENT OF THE PROPERTY;

(b)	ANY REPORTS, REPAIRS OR WORK REQUIRED BY BUYER ARE THE SOLE RESPONSIBILITY OF BUYER, AND BUYER AGREES THAT THERE IS NO OBLIGATION ON THE PART OF SELLER TO MAKE ANY CHANGES, ALTERATIONS OR REPAIRS TO THE PROPERTY OR TO CURE ANY VIOLATIONS OF LAW OR TO COMPLY WITH THE REQUIREMENTS OF ANY INSURER. BUYER IS SOLELY RESPONSIBLE FOR OBTAINING ANY CERTIFICATE OF OCCUPANCY OR ANY OTHER APPROVAL OR PERMIT NECESSARY FOR TRANSFER OF OCCUPANCY OF THE REAL PROPERTY AND FOR ANY REPAIRS OR ALTERATIONS NECESSARY TO OBTAIN THE SAME, ALL AT BUYER’S SOLE COST AND EXPENSE. BUYER ACKNOWLEDGES AND AGREES THAT BUYER’S OBLIGATIONS HEREUNDER SHALL REMAIN IN FULL FORCE AND EFFECT WITH BUYER HAVING NO RIGHT TO DELAY THE CLOSING OR TERMINATE THIS AGREEMENT REGARDLESS OF ANY FACTS OR INFORMATION LEARNED BY BUYER AFTER THE DATE HEREOF, EXCEPT AS OTHERWISE EXPRESSLY PROVIDED IN THIS AGREEMENT.

(c)	BUYER, FOR BUYER AND BUYER’S SUCCESSORS AND ASSIGNS, HEREBY RELEASES SELLER FROM, AND WAIVES ALL CLAIMS AND LIABILITY AGAINST SELLER FOR OR ATTRIBUTABLE TO THE FOLLOWING:

(i)	EXCEPT FOR SELLER’S WARRANTIES (AS SUCH TERM IS HEREIN DEFINED); FOR ANY AND ALL STATEMENTS OR OPINIONS HERETOFORE OR HEREAFTER MADE BY THE SELLER PARTIES TO BUYER OR ITS AGENTS OR REPRESENTATIVES,

(ii)	ANY STRUCTURAL OR PHYSICAL CONDITION AT THE PROPERTY,

(iii)	EXCEPT AS TO SELLER’S LIABILITY UNDER LAW, AND FOR ALL ACTS ARISING AFTER CLOSING,BUYER HEREBY (A) ASSUMES AND TAKES RESPONSIBILITY AND LIABILITY FOR ALL LOSSES, COSTS, CLAIMS, LIABILITIES, EXPENSES, DEMANDS AND OBLIGATIONS OF EVERY KIND OR NATURE WHATSOEVER ATTRIBUTABLE TO THE PROPERTY, INCLUDING, WITHOUT LIMITATION, ALL LOSSES, COSTS, CLAIMS, LIABILITIES, EXPENSES AND DEMANDS WITH RESPECT TO THE STRUCTURAL, PHYSICAL OR ENVIRONMENTAL CONDITION OF THE REAL PROPERTY (INCLUDING, WITHOUT LIMITATION, ANY HAZARDOUS MATERIALS, IN AT, UNDER OR ABOUT THE REAL PROPERTY), AND (B) AGREES TO INDEMNIFY, DEFEND AND HOLD HARMLESS SELLER FROM ANY LOSS, COST, CLAIM, LIABILITY, EXPENSE OR DEMAND WITH RESPECT THERETO. BY ITS EXECUTION OF THIS AGREEMENT, BUYER HEREBY AGREES THAT IT SHALL AT ALL TIMES COMPLY WITH ALL APPLICABLE FEDERAL, STATE AND LOCAL LAWS, RULES AND REGULATIONS INVOLVING HAZARDOUS MATERIALS IN, AT, UNDER OR ABOUT THE REAL PROPERTY OR THEIR REMOVAL FROM THE REAL PROPERTY; PROVIDED HOWEVER, SELLER IS, AND SHALL REMAIN LIABLE FOR ANY CLAIMS OR LIABILITIES RELATING TO THE PRESENCE, DISCOVERY, OR REMOVAL OF ANY HAZARDOUS MATERIALS IN, AT, ABOUT OR UNDER THE REAL PROPERTY, OR FOR, CONNECTED WITH OR ARISING OUT OF ANY AND ALL CLAIMS OR CAUSES OF ACTION BASED UPON CERCLA (COMPREHENSIVE ENVIRONMENTAL, RESPONSE, COMPENSATION, AND LIABILITY ACT OF 1980, 42 U.S.C. §§ 9601 ET SEQ., AS AMENDED BY SARA (SUPERFUND AMENDMENT AND REAUTHORIZATION ACT OF 1986) AND AS MAY BE FURTHER AMENDED FROM TIME TO TIME), THE RESOURCE CONSERVATION AND RECOVERY ACT OF 1976, 42 §§6901 ET SEQ., OR ANY RELATED CLAIMS OR CAUSES OF ACTION OF ANY OTHER FEDERAL OR STATE STATUTORY OR REGULATORY CAUSES OF ACTION FOR ENVIRONMENTAL CONTAMINATION AT, IN OR UNDER THE REAL PROPERTY WHICH AROSE PRIOR TO CLOSING, AND SELLER SHALL INDEMNIFY AND HOLD BUYER HARMLESS FROM ALL CAUSES OF ACTION, LIABILITY, AND COSTS RELATED THERETO .

(d)

For purposes of this Agreement, the term “Hazardous Material” shall mean any substances, chemical, waste or material that is or becomes regulated by any federal, state or local governmental authority because of its toxicity, infectiousness, radioactivity, explosiveness, ignitability, corrosiveness or reactivity, including, without limitation, asbestos or any substance containing more than 0.1 percent asbestos, the group of compounds known as polychlorinated biphenyls, flammable explosives, oil, petroleum or any refined petroleum product.

(e)	Notwithstanding anything to the contrary herein, the provisions of this Section 4.2 shall survive the Closing and shall not be merged therein.

ARTICLE 5 – ADJUSTMENTS AND PRORATIONS

The following adjustments and prorations shall be made at Closing:

5.1	Lease Rentals and Expenses. All collected rents and other payments from the Leases and license agreements as described on the schedules attached hereto as Exhibit B (each lease individually herein called “Lease” and licenses and Leases are herein collectively called the “Leases”) shall be prorated to the Closing Date. Seller shall be entitled to all rents (including any percentage rent, additional rent and any accrued tax and operating expense reimbursements and escalations), charges, and other revenue of any kind attributable to any period under the Lease up to but not including the Closing Date. Buyer shall be entitled to all rents (including any percentage rent, additional rent and any accrued tax and operating expense reimbursements and escalations), charges and other revenue of any kind attributable to any period under the Lease on and after the Closing Date.

5.2	Taxes, Expenses and Assessments.

(a)	Taxes. General real estate taxes will be prorated ratably as of the Closing Date. If the amount of the current general taxes is not then ascertainable, the adjustment thereof shall be on the basis of one hundred five percent (105%) of the last tax bills for the Real Property with a reproration of taxes upon each receipt of the actual bill(s) for the years prorated. Seller shall pay all taxes, interest, and penalties levied against the Real Property due on or prior to the Closing Date and which taxes, interest or penalties did not arise out of any improvements to the Real Property added by Buyer or its agents or contractors. Seller shall also pay all special assessments levied against the Real Property that are due prior to the Closing Date. Buyer shall be responsible for all special assessments due after the Closing Date and due under any recapture agreements applicable to the Real Property.

(b)	Utilities. Utility charges and deposits, fuels, and all other items of expense customarily prorated on the transfer of properties similar to the Real Property shall be prorated on an accrual basis as of the Closing Date on the basis of the most recent ascertainable bills or on other reliable information with respect to each item of expense.

(c)

Proration Calculations. For purposes of calculating prorations and adjustments, Buyer shall be deemed to be in title to the Real Property, and therefore entitled to income therefrom and responsible for the expenses thereof, for the entire day on which the Closing occurs provided that Seller receives the funds due to Seller at Closing at or prior to 2:00 p.m, Central Time, on the Closing Date, it being understood and agreed that, if the funds are received after such time on the Closing Date, Seller shall be deemed in title to the Real Property as aforesaid for the Closing Date and the closing prorations shall be recalculated. All prorations and adjustments shall be final, except that, in the event of any computational mistake or error, the parties shall make an appropriate adjustment(s) in cash between them to correct such mistake or error promptly after the discovery thereof.

5.3	Closing Costs. Seller shall pay all premiums and charges of the Title Company for the Owner’s Title Policy (excluding endorsements, for which Buyer shall pay all of the charges associated therewith) to be issued pursuant to the Title Commitment and all survey costs, Buyer shall pay all costs of Buyer’s due diligence. Seller shall pay all State of Illinois and Cook County real estate transfer taxes. Buyer shall pay all City of Chicago real estate transfer taxes. All recording and filing charges in connection with the instrument by which Seller conveys the Property, all escrow or closing charges, if any, applicable to the transfer of the Property to Buyer shall be paid by each of the parties hereto to the extent customarily paid by the respective party pursuant to local practice. Except as otherwise agreed by the parties, each party shall pay its own attorney’s fees. The obligations to pay applicable escrow or closing charges shall survive the termination of this Agreement.

5.4	Apportionment Credit. In the event the apportionments to be made at the Closing result in a credit balance (i) to Buyer, such sum shall be paid (at Seller’s option) at the Closing by giving Buyer a credit against the Balance in the amount of such credit balance, or (ii) to Seller, Buyer shall pay the amount thereof to Seller at the Closing by wire transfer of immediately available funds to the account or accounts to be designated by Seller for the payment of the Balance.

5.5	Delayed Adjustment. If at any time following the Closing Date, the amount of an item listed in any section of this Article 5 shall prove to be incorrect (whether as a result in an error in calculation or a lack of complete and accurate information as of the Closing), the party in whose favor the error was made shall promptly pay to the other party the sum necessary to correct such error upon receipt of proof of such error, provided that such proof is delivered to the party from whom payment is requested on or before one (1) year after Closing. The provisions of this Section 5.5 shall survive the Closing and not be merged therein.

ARTICLE 6 – CLOSING

Buyer and Seller hereby agree that the Transaction shall be consummated as follows:

6.1

Closing Date. Subject to Seller’s right to extend the Closing as provided in this Agreement, the Transaction shall close (“Closing”) on the date (the “Closing Date”) the later of the thirtieth (30th) day after the Effective Date, or the fifth (5th) day following receipt by the Regulatory Agency approving Buyer’s application to establish a branch located on the Property, but in any event no more than sixty (60) days after the execution of this Agreement. Closing may, at Seller’s election, be either by a so-called “New York style” closing or through escrow. The Closing shall take place at 10:00 a.m. Central Time in the offices of the Title Company and Buyer and Seller shall conduct a “pre-closing” on the last business day prior to the Closing Date with title transfer and payment of the Purchase Price to be completed on the Closing Date as set forth in Section 6.2. Time is of the essence with respect to the Closing Date.

6.2	Title Transfer and Payment of Purchase Price. Provided all conditions precedent to Seller’s obligations hereunder have been satisfied, Seller agrees to convey title to the Property to Buyer or Buyer’s nominee by special warranty deed upon confirmation of receipt of the Purchase Price by the Escrow Agent as set forth below. Provided all conditions precedent to Buyer’s obligations hereunder have been satisfied, Buyer agrees to deliver the payment specified in Section 2.2 by timely delivering the same to the Escrow Agent no later than 10:00 a.m. Central Time on the Closing Date and unconditionally directing the Escrow Agent to deposit the same in Seller’s designated account by 2:00 p.m. Central Time on the Closing Date. For each full or partial day after the Closing Date that Seller has not received in its account the payment specified in Section 2.2, Buyer shall pay to Seller one (1) day’s interest on the unpaid funds at the rate per annum equal to the “prime” lending rate of interest then in effect as announced by JP Morgan Chase.

6.3	Seller’s Closing Deliveries. At the Closing, Seller shall deliver or cause to be delivered to the Escrow Agent the following:

(a)	Deed. A special warranty deed conveying to Buyer or Buyer’s nominee all of Seller’s right, title and interest in and to the Real Property, subject only to the Permitted Exceptions (“Deed”).

(b)	Owner’s Title Policy. An Owner’s Title Policy issued pursuant to and in conformity with the terms of Section 3.1.

(c)	Bill of Sale. A bill of sale, transferring all of Seller’s interest in the personal property related to the Property

(d)	Assignment of Tenant Leases. An assignment and assumption of the Leases, transferring all of Seller’s interest in the Leases and any amendments, guarantees and other documents relating thereto.

(e)	Non-Foreign Status Affidavit. A non-foreign status affidavit as required by Section 145 of the Internal Revenue Code.

(f)	Evidence of Authority. A certificate of an Assistant Secretary of Seller with respect to the authority to act on behalf of Seller of the individual executing on behalf of Seller all documents contemplated by this Agreement.

(g)	Brokers. Receipt from Brokers involved in the transaction showing that all Brokers’ commissions are paid in full.

(h)	Instructions. Title Company’s Standard Deed and Money Lender’s Escrow Instructions modified to conform with the terms of this Agreement, if applicable.

(i)	Other Documents. Such other documents as may be reasonably required by the Title Company or as may be agreed upon by Seller and Buyer to consummate the Transaction.

(j)	Keys and Original Documents. Keys to all locks on the Real Property (in Seller’s possession) and originals or, if originals are not available, copies, of the Leases encumbering the Property on the Closing Date.

(k)	Transfer Taxes. If applicable, duly completed and signed real estate transfer tax returns.

(l)	Closing Statement. A closing statement.

6.4	Buyer Closing Deliveries. At the Closing, Buyer shall deliver or cause to be delivered to the Escrow Agent the following:

(a)	Balance. The Balance, as adjusted for apportionments and other adjustments required under this Agreement, plus any other amounts required to be paid by Buyer at Closing.

(b)	Evidence of Authority. Documentation to establish to Seller’s reasonable satisfaction the due authorization of Buyer’s acquisition of the Property and Buyer’s delivery of the documents required to be delivered by Buyer pursuant to this Agreement, including, but not limited to, the organizational documents of Buyer, as they may have been amended from time to time, resolutions of Buyer and incumbency certificates of Buyer.

(c)	Other Documents. Such other documents as may be reasonably required by the Title Company or may be agreed upon by Seller and Buyer to consummate the Transaction.

(d)	Transfer Taxes. If applicable, duly completed and signed real estate transfer tax returns.

(e)	Closing Statement. A closing statement.

6.5	Delivery of Deed. Effective upon delivery of the Deed, actual and exclusive possession (subject only to the Permitted Exceptions) and risk of loss to the Property shall pass from Seller to Buyer.

ARTICLE 7 – CONDITION TO CLOSING

7.1	Seller’s Obligations. Seller’s obligation to close the Transaction is conditioned on all of the following, any or all or which may be waived by Seller by an express written waiver, at its sole option:

(a)	Representations True. All representations and warranties made by Buyer in this Agreement shall be true and correct in all material respects on and as of the Closing Date, as if made on and as of such date except to the extent they expressly relate to an earlier date; and

(b)	Buyer’s Deliveries Complete. Buyer shall have delivered the funds required hereunder and all of the documents to be executed by Buyer as set forth in Section 6.4 and shall have performed all other covenants, undertakings and obligations, and complied with all condition required by this Agreement, to be performed or complied with by Buyer at or prior to the Closing.

7.2	Buyer’s Obligations. Buyer’s obligation to close the Transaction is conditioned on all of the following, any or all of which may be expressly waived by Buyer in writing, at its sole option.

(a)	Representations True. Subject to the provisions of Section 8.3, all representations and warranties made by Seller in this Agreement, as the same may be amended as provided in Section 8.3, shall be true and correct in all material respects on and as of the Closing Date, as if made on and as of such date except to the extent that they expressly relate to an earlier date;

(b)	Regulatory Approvals. Buyer shall have received all approvals from applicable financial institution regulatory authority, provided, however, that Buyer shall apply for such applications in good faith and shall use its best efforts in obtaining such approvals (in the event that Buyer is denied such approval, Buyer shall deliver to Seller documentation to establish to Seller’s reasonable satisfaction that the regulatory authority has denied such approval);

(c)	Title Conditions Satisfied. At the time of the Closing, title to the Property shall be as provided in Article 3 of this Agreement; and

(d)	Seller’s Deliveries Complete. Seller shall have delivered all of the documents and other items required pursuant to Section 6.3 and shall have performed all other covenants, undertaking and obligations, and complied with all conditions required by this Agreement, to be performed or complied with by Seller at or prior to the Closing.

7.3

Waiver of Failure of Conditions Precedent. At any time or times on or before the date specified for the satisfaction of any condition, Buyer or Seller may elect in writing to waive the benefit of any such condition set forth in Section 7.1 or

Section 7.2, respectively. By closing the Transaction, Buyer shall be conclusively deemed to have waived the benefit of any remaining unfulfilled conditions set forth in Section 7.2. In the event any of the conditions set forth in Sections 7.1 or 7.2 are neither waived nor fulfilled, Buyer or Seller (as appropriate) may terminate their obligations to perform at the Closing and otherwise under this Agreement in accordance with the provisions of Article 10.

ARTICLE 8 – REPRESENTATIONS AND WARRANTIES

8.1	Buyer’s Representations. Buyer represents and warrants to, and covenants with, Seller as follows:

(a)	Buyer’s Authorization. Buyer is duly organized (or formed), validly existing and in good standing under the laws of its State of organization and the State in which the Property is located, and is authorized to consummate the Transaction and fulfill all of its obligations hereunder and under all documents contemplated hereunder to be executed by Buyer, and has all necessary power to execute and deliver this Agreement and all documents contemplated hereunder to be executed by Buyer, and to perform all of its obligations hereunder and thereunder. This Agreement and all documents contemplated hereunder to be executed by Buyer have been duly authorized by all requisite partnership or corporate action on the part of Buyer and are the valid and legally binding obligation of Buyer, enforceable in accordance with their respective terms. Neither the execution and delivery of this Agreement and all documents contemplated hereunder to be executed by Buyer, nor the performance of the obligations of Buyer hereunder or thereunder will result in the violation of any law or any provision of the agreement of partnership or articles of incorporation and by-laws of Buyer or will conflict with any order or decree of any court or governmental instrumentality of any nature by which Buyer is bound.

8.2	Seller’s Representations. Seller represents and warrants to Buyer as follows:

(a)	Seller’s Authorization. Seller is (a) duly organized (or formed), validly existing and in good standing under the laws of its State of organization and the State in which the Property is located, (b) is authorized to consummate the Transaction and fulfill all of its obligations hereunder and under all documents contemplated hereunder to be executed by Seller, and (c) has all necessary power to execute and deliver this Agreement and all documents contemplated hereunder to be executed by Seller and to perform its obligations hereunder and thereunder. This Agreement and all documents contemplated hereunder to be executed by Seller have been duly authorized by all requisite corporation action on the part of the Seller and are the valid and legally binding obligation of Seller enforceable in accordance with their respective terms. Neither the execution and delivery of this Agreement and all documents contemplated hereunder to be executed by Seller nor the performance of the obligations of Seller hereunder or thereunder will result in the violation of any law or any provision of the articles of incorporation and by-laws of Seller or will conflict with any order or decree of any court of governmental instrumentality of any nature by which Seller is bound.

(b)	Other Seller’s Representations. To Seller’s knowledge (as such term is hereinafter defined):

(i)	Seller has not received any written notice of pending litigation against Seller which would, if determined adversely to Seller, adversely affect the Property.

(ii)	Except as listed in Exhibit C attached hereto, Seller has not entered into any service, supply, maintenance or utility contracts affecting the Property which will be binding upon Buyer after the Closing.

(iii)	Except as listed in Exhibit D attached hereto, Seller has not received any written notice from any governmental authority of any violation of any zoning, building, fire, or health code, statute, ordinance, rule or regulation applicable to the Property. It is acknowledged and agreed to by both Buyer and Seller that Buyer has investigated and satisfied itself with regard to the environmental condition of Real Property and the presence or absence of Hazardous Materials during the Inspection Period.

(iv)	The Leases are true and correct, represent the only agreements between Seller and the Tenant(s), that there are no other agreements, written or oral, and that Seller is not in default of any of its obligations to the Tenant(s) under any of the Leases.

(v)	The Rent Roll as of the date of Closing, with respect to each Lease, indicating the Tenant’s name, the monthly rent payable by the tenant including any delinquent rent, the term of the Lease, the date on which the last rental payment thereunder was received by the Seller, the approximate square footage of the demised premises, and the amount of any security deposit, cleaning deposit, or other deposit held by Seller in connection with the Lease, if any; provided, however, that such Rent Roll shall be supplied to Buyer ten (10) days in advance of the Closing subject to and modified by such changes that may have occurred during such period between submission of said Rent Roll, and the Closing date.

(vi)	All documents supplied by Seller to Buyer regarding the Information are true and correct as and when supplied.

(vii)	Seller has no knowledge of any breach of any Tenant lease.

(viii)

Seller has no knowledge of any environmental liabilities relating to the presence, discovery, or removal of any hazardous materials in, at, about or under the real property, or for, connected with or arising out of any and all claims or causes of action based upon CERCLA (Comprehensive Environmental, Response, Compensation, and Liability Act of 1980, 42 U.S.C. §§ 9601 et seq., as amended by SARA (Superfund Amendment and Reauthorization Act of 1986) and as may be further amended from time to time), the Resource Conservation and Recovery Act of 1976, 42 U.S.C. §§6901 et seq., or any related claims or causes of action of any other federal or state statutory or regulatory causes of action for environmental contamination at, in or under the real property which arose prior to closing.

8.3	General Provisions.

(a)	Definition of “Seller’s Knowledge”. All references in this Agreement to “Seller’s knowledge” or words of similar import shall refer only to actual knowledge of the employees of Seller.

(b)	Seller’s Representations Deemed Modified. To the extent that Buyer actually knows prior to the date hereof that Seller’s representations and warranties are inaccurate, untrue or incorrect in any way, such representations and warranties shall be deemed modified to reflect Buyer’s actual knowledge.

(c)

Notice of Breach; Seller’s Right to Cure. If at or prior to the Closing, Buyer or any Buyer’s Representative obtains actual knowledge that any of the representations or warranties made herein by Seller are untrue, inaccurate or incorrect in any material respect, Buyer shall give Seller written notice thereof within five (5) business days of obtaining such knowledge (but, in any event, prior to the Closing). If at or prior to the Closing, Seller obtains knowledge that any of the representations or warranties made herein by Seller are untrue, inaccurate or incorrect in any material respect, Seller shall give Buyer written notice thereof within five (5) business days of obtaining such knowledge (but, in any event, prior to the Closing). In either such event, Seller shall have the right to cure such misrepresentation or breach and shall be entitled to a reasonable adjournment of the Closing (not to exceed thirty (30) days) for the purpose of such cure. If Seller is unable to so cure any misrepresentation or breach, then Buyer, as its sole remedy for any and all such materially untrue, inaccurate or incorrect material representations or warranties, shall elect either (a) to waive such misrepresentations or breaches of warranties and consummate the Transaction without any reduction of or credit against the Purchase Price, or (b) to terminate this Agreement by written notice given to Seller on the Closing Date, this Agreement shall be terminated, the Deposit shall be returned to Buyer and, thereafter, neither party shall have any further rights or obligations hereunder except as provided in any section hereof that by its terms expressly provides that it survives any termination of this Agreement. If any such representation or warranty is untrue, inaccurate or incorrect but is not untrue, inaccurate or incorrect in any material respect, Buyer shall be deemed to waive such misrepresentation or breach of warranty, and Buyer shall be required to consummate the Transaction without any reduction of or credit against the Purchase Price. The untruth, inaccuracy or incorrectness of a representation or warranty shall be deemed material only if Buyer’s aggregate damages resulting from the untruth, inaccuracy or incorrectness of any of the representations or warranties are reasonably estimate by Buyer to exceed TWENTY-FIVE THOUSAND AND NO/100 DOLLARS ($25,000.00).

(d)	Survival; Limitation on Seller’s Liability. The representations and warranties made by Seller in Section 8.2 shall survive the Closing and not be merged therein for a period of two (2) years and Seller shall only be liable to Buyer hereunder for a breach of a representation and warranty made herein or in any of the documents executed by Seller at the Closing with respect to which a claim is made by Buyer against Seller on or before the end of the second year after the date of the Closing.

ARTICLE 9 – COVENANTS

9.1	Buyer’s Covenants. Buyer hereby covenants as follows:

(a)	Approvals not a Condition to Buyer’s Performance. Buyer acknowledges and agrees that its obligation to perform under this Agreement is not contingent upon Buyer’s ability to obtain any (a) modification of any existing land use restriction, or (b) consents to assignments of any service contracts, management agreements or other agreements which Buyer requests, or (c) endorsements to the Owner’s Title Policy, except the Comprehensive (ALTA 9.2) Endorsement.

(b)	Buyer’s Indemnity; Delivery of Reports. Buyer hereby agrees to indemnify, defend, and hold Seller, each of the other Seller Parties, and the Property free and harmless from and against any and all costs, loss, damages and expenses, of any kind or nature whatsoever (including attorneys fees and costs), arising out of or resulting from the entry and/or the conduct of activities upon the Property by Buyer, its agents, contractors and/or subcontractors in connection with the inspections, examinations, testings and investigations of the Property conducted at any time prior to the Closing, which indemnity shall survive the Closing (and not be merged therein) or any earlier termination of this Agreement. Buyer shall deliver promptly to Seller, on Seller’s request, copies of all third party reports commissioned by Buyer evidencing the results of tests, studies or inspections of the Property.

(c)	Notice on Government Contacts. Seller shall be entitled to receive at least three (3) days’ prior written notice of any contact by Buyer with any governmental official or representative regarding Hazardous Materials on or the environmental condition of the Real Property, provided however, that such contact is initiated by Buyer or Buyer’s agent(s) and not by any other party, including but not limited to such Governmental Agency contacting Buyer.

9.2	Seller’s Covenants. Seller hereby covenants as follows:

(a)	Maintenance of Property. Except to the extent Seller is relieved of such obligations by Article 11 hereof, between the date hereof and the Closing Date Seller shall maintain and keep the Property in a manner consistent with Seller’s past practices with respect to the Property; Between the date hereof and the Closing Date, Seller will advise Buyer of any written notice Seller receives after the date hereof from any governmental authority relating to the violation of any law or ordinance regulating the condition or use of the Property.

9.3	Mutual Covenants.

(a)	Publicity. Seller and Buyer each hereby covenant that (a) prior to the Closing neither Seller nor Buyer shall issue any press release or public statement (a “Release”) with respect to the Transaction without the prior consent of the other, except to the extent required by law, and (b) after the Closing, any Release issued by either Seller or Buyer shall be subject to the review and approval of both parties (which approval shall not be unreasonably withheld). If either Seller or Buyer is required by law to issue a Release, such party shall, at least two (2) business days prior to the issuance of the same, deliver a copy of the proposed Release to the other party for its review.

(b)	Broker. Seller and buyer expressly acknowledge that Brokers have acted as the exclusive brokers with respect to the Transaction and with respect to this Agreement, and that Seller shall pay a brokerage commission due to Brokers in accordance with the separate agreement between Seller and JTJ Weiss LLC. It is understood by the parties hereto that all other brokers utilized by Seller and Buyer shall be compensated by JTJ Weiss LLC. Seller and Buyer each represents and warrants to the other that it has not dealt with any other broker in the Transaction and each agrees to hold harmless the other and indemnify the other from and against any and all damages, costs or expenses (including, but not limited to, reasonable attorneys’ fees and disbursements) suffered by the indemnified party as a result of acts of the indemnifying party that would constitute a breach of its representation and warranty in this section.

(c)	Survival. The provisions of this Section 9.3 shall survive the Closing (and not be merged therein) or earlier termination of this Agreement.

ARTICLE 10 – FAILURE OF CONDITIONS

10.1

To Seller’s Obligations. If, on the Closing Date, (i) Buyer is in default of any of its obligations hereunder, or (ii) any of Buyer’s material representations or warranties are untrue in any material respect, or (iii) the Closing otherwise fails to occur by reason of Buyer’s failure or refusal to perform its obligations hereunder in a prompt and timely manner, then Seller may elect to (a) terminate this Agreement by written notice to Buyer; or (b) proceed to close the Transaction. If this Agreement is so terminated, then Seller shall be entitled to the Deposit as liquidated damages, and thereafter neither party to this Agreement shall have any further rights or obligations hereunder other than any arising under any section herein which expressly provides that it survives the termination of this Agreement.

10.2	To Buyer’s Obligations. If, at the Closing, (i) Seller is in default of any of its obligations hereunder, or (ii) any of Seller’s material representations or warranties are untrue in any material respect, or (iii) the Closing otherwise fails to occur by reason of Seller’s failure or refusal to perform its obligations hereunder in a prompt and timely manner, then Buyer may elect to, as its sole and exclusive remedy, to (a) terminate this Agreement by written notice to Seller, promptly after which the Deposit shall be returned to Buyer, or (b) waive the condition and proceed to close the Transaction, or (c) seek specific performance of this Agreement by Seller.

ARTICLE 11 – CONDEMNATION/CASUALTY

11.1	Condemnation.

(a)	Right to Terminate. If, prior to the Closing Date, all or any significant portion (as hereinafter defined) of the Real Property is taken by eminent domain (or is the subject of a pending taking which has not yet been consummated), Seller shall notify Buyer in writing of such fact promptly after obtaining knowledge thereof, either Buyer or Seller shall have the right to terminate this Agreement by giving written notice to the other no later than ten (10) days after the giving of Seller’s notice, and the Closing Date shall be extended, if necessary, to provide sufficient time for Buyer or Seller to make such election. The failure by Buyer and Seller to so elect in writing to terminate this Agreement within such ten (10) day period shall be deemed an election not to terminate this Agreement. For purposes hereof, a “significant portion” of the Real Property shall mean such a portion as shall have a value, as reasonably determined by Seller, in excess of Five Hundred Thousand Dollar ($500,000.00). If either party elects to terminate this Agreement as aforesaid, the provisions of Section 11.2 shall apply.

(b)

Assignment of Proceeds. If (a) neither Seller nor Buyer elects to terminate this Agreement as aforesaid if all or any significant portion of the Real Property is taken, or if (b) a portion of the Real Property not constituting a significant portion of the Real Property is taken or becomes subject to pending taking, by eminent domain, there shall be no abatement of the Purchase Price; provided, however, that, at the Closing, Seller shall pay to Buyer the amount of any award for or other proceeds on account of such taking which have been actually paid to Seller prior to the Closing Date as a result of such taking (less all costs and expenses, including attorneys’ fees and costs, incurred by

Seller as of the Closing Date in obtaining payment of such award or proceeds) and, to the extent such award or proceeds have not been paid, Seller shall assign to Buyer at the Closing (without recourse to Seller) the rights to Seller to, and Buyer shall be entitled to receive and retain, all awards for the taking of the Real Property or such portion thereof.

11.2	Effect of Termination. If this Agreement is terminated pursuant to Section 11.1, Seller shall promptly direct that the Deposit be refunded to Buyer. Upon such refund, this Agreement shall terminate and neither party to this Agreement shall have any further rights or obligations hereunder other than any arising under any section herein which expressly provides that it shall survive the termination of this Agreement.

11.3	Waiver. The provisions of this Article 11 supersede the provisions of any applicable statutory or decisional law with respect to the subject matter of this Article 11.

ARTICLE 12 – ESCROW

12.1	The Deposit and any other sums which the parties agree shall be held in escrow (herein collectively call the “Escrow Deposits”), together with all interest earned thereon, shall be held by the Escrow Agent, in trust, and disposed of only in accordance with the following provisions:

(a)	The Escrow Agent shall invest the Escrow Deposits in accordance with the following provisions:

i.	Escrow Deposits may be invested on behalf of any party or parties hereto; provided, that any direction to Escrow Agent for such investment shall be expressed in writing and contain the consent of all other parties to the escrow, and also provided that Escrow Agent is in receipt of the taxpayer’s identification number and investment forms as required. Escrow Agent will, upon request, furnish information concerning its procedures and fee schedules for investment.

ii.	In the event the Escrow Agent is requested to invest Escrow Deposits, Escrow Agent is not to be held responsible for any loss of principal or interest which may be incurred as a result of making the investments or redeeming said investment.

iii.

Except as to Escrow Deposits for which Escrow Agent has received express written direction concerning investment or other handling, the parties hereto direct the Escrow Agent NOT to invest any Escrow Deposits and waive any rights which they may have under Section 2-8 of the Corporate Fiduciary Act (205 ILCS 620/2-8) to receive interest on funds deposited hereunder. In the absence of an authorized direction to invest funds, the parties hereto agree that the Escrow Agent shall be under no duty to invest or reinvest any such funds at any time held by it; and, further, that Escrow Agent may commingle such funds with other deposits or with its own funds in the manner provided for the administration of funds under said Section 2-8 and may use any or all of such funds for its own benefit without obligation to any party for interest or earnings derived thereby, if any. Provided, however, nothing herein shall diminish Escrow Agent’s obligation to apply the full amount of such funds in accordance with the terms of the escrow.

(b)	If the Closing occurs, the Escrow Agent shall deliver the Escrow Deposits to, or upon the instructions of, Seller on the Closing Date.

(c)	If for any reason the Closing does not occur, the Escrow Agent shall deliver the Escrow Deposits and all interest earned thereon to Seller or Buyer only upon receipt of a written demand therefor from such party, subject to the following provisions of this Subsection 12.1(c). If for any reason the Closing does not occur and either party makes a written demand upon the Escrow Agent for payment of the Escrow Deposits and the interest earned thereon, the Escrow Agent shall give written notice to the other party of such demand. If the Escrow Agent does not receive a written objection from the other party to the proposed payment within ten (10) days after the giving of such notice, the Escrow Agent is hereby authorized to make such payment. If the Escrow Agent does receive such written objection within such period, the Escrow Agent shall continue to hold such amount until otherwise directed by written instructions signed by Seller and Buyer or a final judgment of a court.

(d)	The parties acknowledge that the Escrow Agent is acting solely as a stakeholder at their request and for their convenience, that the Escrow Agent shall not be deemed to be the agent of either of the parties, and that the Escrow Agent shall not be liable to either of the parties for any action or omission on its part taken or made in good faith, and not in disregard of this Agreement, but shall be liable for its negligent acts and for any loss, cost or expense incurred by Seller or Buyer resulting from the Escrow Agent’s mistake of law respecting the Escrow Agent’s scope and nature of its duties. Seller and Buyer shall jointly and severally indemnify and hold the Escrow Agent harmless from and against all costs, claims and expenses, including reasonable attorneys’ fees, incurred in connection with the performance of the Escrow Agent’s duties hereunder, except with respect to actions or omissions taken or made by the Escrow Agent in bad faith, in disregard of this Agreement or involving negligence on the part of the Escrow Agent.

(e)	Buyer shall pay any income taxes on any interest earned on the Deposit. Buyer represents and warrants to the Escrow Agent that its taxpayer identification number is 56-1077334.

(f)	The Escrow Agent has executed this Agreement in the place indicated on the signature page hereof in order to confirm that the Escrow Agent has received and shall hold the Escrow Deposits and the interest earned thereon, in escrow, and shall disburse the Escrow Deposits, and the interest earned thereon, pursuant to the provisions of this Article 12.

(g)	The escrow fee, if any, charged by the Escrow Agent shall be paid by Buyer.

ARTICLE 13 – LEASING MATTERS

13.1	Lease Enforcement. Prior to the Closing Date, Seller shall have the right, but not the obligation (except to the extent that the Seller’s failure to act shall constitute a waiver of such rights or remedies), to enforce the rights and remedies of the landlord under any Lease, by summary proceedings or otherwise. Seller represents that none of the tenants under the Leases are required to provide security deposits and that Seller is not in possession of any funds representing security deposits.

13.2	Lease Termination Prior to Closing. The termination of any Lease or the removal of any tenant by reason of a default by such tenant (by summary proceedings or otherwise) prior to the Closing shall not affect the obligations of Buyer under this Agreement in any manner or entitle Buyer to a reduction in, or credit or allowance against, the Purchase Price or give rise to any other claim on the part of Buyer.

13.3	Estoppel Certificates. Seller will use its best efforts in obtaining estoppel certificates from the tenants under the Leases, in form and substance satisfactory to the parties hereto, prior to the Closing Date. Failure to obtain such certificates will not be considered a condition for Buyer to close the Transaction pursuant to Section 7.2 hereof.

ARTICLE 14 – MISCELLANEOUS

14.1	Buyer’s Assignment. Buyer shall not assign this Agreement or its rights hereunder to any individual or entity without the prior written consent of Seller, which consent Seller may grant or withhold in its sole discretion, and any such assignment shall be null and void.

14.2	Designation Agreement. Section 6045(e) of the United States Internal Revenue Code and the regulations promulgated thereunder (herein collectively called the “Reporting Requirements”) require an information return to be made to the United Stated Internal Revenue Service, and a statement to be furnished to Seller, in connection with the Transaction. Escrow Agent is either (i) the person responsible for closing the Transaction (as described in the Reporting Requirements) or (ii) the disbursing title or escrow company that is most significant in terms of gross proceeds disbursement in connection with the Transaction (as described in the Reporting Requirements). Accordingly:

(a)	Escrow Agent is hereby designated as the “Reporting Person” (as defined in the Reporting Requirements) for the Transaction. Escrow Agent shall perform all duties that are required by the Reporting Requirements to be performed by the Reporting Person for the Transaction.

(b)	Seller and Buyer shall furnish to Escrow Agent, in a timely manner, any information requested by Escrow Agent and necessary for Escrow Agent to perform its duties as Reporting Person for the Transaction.

(c)	Escrow Agent hereby requests Seller to furnish to Escrow Agent Seller’s correct taxpayer identification number. Seller acknowledges that any failure by Seller to provide Escrow Agent with Seller’s correct taxpayer identification number may subject Seller to civil or criminal penalties imposed by law. Accordingly, Seller hereby certifies to Escrow Agent, under penalties of perjury, that Seller’s correct taxpayer identification number is 36-0721895.

(d)	Each of the parties hereto shall retain this Agreement for a period of four (4) years following the calendar year during which Closing occurs.

14.3	Survival/Merger. Except for the provisions of this Agreement which are explicitly stated to survive the Closing, (a) none of the terms of this Agreement shall survive the Closing, and (b) the delivery of the Deed and any other documents and instruments by Seller and the acceptance thereof by Buyer shall effect a merger, and be deemed the full performance and discharge of every obligation on the part of Buyer and Seller to be performed hereunder.

14.4	Integration; Waiver. This Agreement, together with the Schedules and Exhibits hereto, embodies and constitutes the entire understanding between the parties with respect to the Transaction and all prior agreements, understandings, representations and statements, oral or written, are merged into this Agreement. Neither this Agreement nor any provision hereof may be waived, modified, amended, discharged or terminated except by an instrument signed by the party against whom the enforcement of such waiver, modification, amendment, discharge or termination is sought, and then only to the extent set forth in such instrument. No waiver by either party hereto of any failure or refusal by the other party to comply with its obligations hereunder shall be deemed a waiver of any other or subsequent failure or refusal to so comply.

14.5	Governing Law. This Agreement shall be governed by, and construed in accordance with, the law of the State in which the Property is located except to the extent its conflict of law principles would direct the application of the law of a different state or forum.

14.6	Captions Not Binding; Schedules and Exhibits. The captions in this Agreement are inserted for reference only and in no way define, describe or limit the scope or intent of this Agreement or of any of the provisions hereof. All Schedules and Exhibits attached hereto shall be incorporated by reference as if set out herein in full.

14.7	Binding Effect. This Agreement shall be binding upon and shall inure to the benefit of parties hereto and their respective successors and permitted assigns.

14.8	Severability. If any term or provision of this Agreement or the application thereof to any persons or circumstances shall, to any extent, be invalid or unenforceable, the remainder of this Agreement or the application of such term or provision to persons or circumstances other than those as to which it is held invalid or unenforceable shall not be affected thereby, and each term and provision of this Agreement shall be valid and enforced to the fullest extent permitted by law.

14.9	Notices. Any notices, request, demand, consent, approval and other communications under this Agreement shall be in writing, and shall be deemed duly given or made at the time and on the date when personally delivered as shown on a receipt therefor (which shall include delivery by a nationally recognized overnight delivery service) or three (3) business days after being mailed by prepaid registered or certified mail, return receipt requested, to the address for each party set forth below. Any party, by written notice to the other in the manner herein provided, may designate an address different from that set forth below.

IF TO SELLER:

Amalgamated Bank of Chicago

One West Monroe Street

Chicago, Illinois 60603

Attention: Robert M. Wrobel

COPY TO:

Amalgamated Bank of Chicago

One West Monroe Street

Chicago, Illinois 60603

Attention: James T. Landenberger

IF TO BUYER:

Omni National Bank

Six Concourse Parkway, Suite 2300

Atlanta, Georgia 30328

Attention: Stephen M. Klein, Chairman & C.E.O.

14.10	Counterparts. This Agreement may be executed in counterparts, each of which shall be an original and all of which counterparts taken together shall constitute one and the same agreement.

14.11	No Recordation. Seller and Buyer each agrees that neither this Agreement nor any memorandum or notice hereof shall be recorded and Buyer agrees (a) not to file any notice of pendency or other instrument (other than a judgment) against the Property or any portion thereof in connection herewith and (b) to indemnify Seller against all costs, expenses and damages, including, without limitation, reasonable attorneys’ fees and disbursements, incurred by Seller by reason of the filing by Buyer of such notice of pendency or other instrument.

14.12

Additional Agreements; Further Assurances. Subject to the terms and conditions herein provided, each of the parties hereto shall execute and deliver such documents as the other party shall reasonably request in order to consummate and make effective the Transaction; provided, however, that the execution and delivery of such documents by such party shall not result in any additional liability or cost to such party.

14.13	Construction. The parties acknowledge that each party and its counsel have reviewed and revised this Agreement and that the normal rules of construction to the effect that any ambiguities are to be resolved against the draft party shall not be employed in the interpretation of this Agreement or any amendment, Schedule or Exhibit hereto.

14.14	ERISA. To satisfy compliance with the Employee Retirement Income Security Act, as amended, (“ERISA”), Buyer represents and warrants to Seller that, as of the date hereof and as of the Closing Date:

(a)	Buyer’s rights under this Agreement do not, and upon its acquisition by Buyer the Property shall not, constitute “plan assets” within the meaning of 29 C.F.R. Section 2510.3-101, because one or more of the following circumstances is true:

(i)	Equity interest in Buyer are publicly offered securities, within the meaning of 29 C.F.R. Section 2510.3-101(b)(2); or

(ii)	Less than twenty-five (25%) percent of all equity interests in Buyer are held by “benefit plan investors” within the meaning of 29 C.F.R. Section 2510.3-101(f)(2); or

(iii)	Buyer qualifies as an “operating company,” “venture capital operating company,” or a “real estate operating company” within the meaning of 29 C.F.R. Section 2510-3-101(c), (d) or (e).

(b)	Buyer is not a “governmental plan” within the meaning of Section 3(32) of ERISA and the execution of this Agreement and the purchase of the Property of Buyer is not subject to state statutes regulating investments of and fiduciary obligations with respect to governmental plans.

Buyer hereby agrees to execute such documents or provide such information as Seller may require in connection with the Transaction or to otherwise assure Seller that: (i) this is not a prohibited transaction under ERISA, (ii) that the Transaction is otherwise in full compliance with ERISA and (iii) that Seller is not in violation of ERISA by compliance with this Agreement and by closing the Transaction. Seller shall not be obligated to consummate the Transaction unless and until the Transaction complies with ERISA and Seller is satisfied that the Transaction complies in all respects with ERISA. The obligations of Buyer under this section shall survive the Closing and shall not be merged therein.

14.15	Business Day. As used herein, the term “business day” shall mean any day other than a Saturday, Sunday, or any Federal or State of Illinois holiday.

14.16	Seller’s Maximum Aggregate Liability. The maximum aggregate liability of Seller collected by Buyer shall not exceed ONE MILLION AND NO/100 Dollars ($1.000,000.00), provided, however, if the liability is a result of Seller’s gross negligence or willful misconduct, the maximum aggregate liability shall be limited only as proscribed by law. The provisions of this section shall survive the Closing and shall not be merged therein.

IN WITNESS WHEREOF, each party hereto has caused this Agreement to be duly executed on its behalf on the day and year first above written.

OMNI NATIONAL BANK

By:	/s/ Janet Litt
Name:	Janet Litt
Its:	Executive Vice President and General Counsel
Date:	April 18, 2007

AMALGAMATED BANK OF CHICAGO

By:	/s/ Robert M. Wrobel
Name:	Robert M. Wrobel
Its:	President and CEO
Date:	April 20, 2007

By execution of this Agreement, the undersigned agrees to be bound by the provisions as set forth herein relating to the responsibilities imposed upon the “Escrow Agent”.

CHICAGO TITLE & TRUST COMPANY

By:	/s/ Regina Springer
Name:	Regina Springer
Its:	Senior Escrow Officer
Date:	April 20, 2007